EXHIBIT 99.1


FOR IMMEDIATE RELEASE


Contact:
Analyst Contact:                                         Media Contact:
Kelli Harrington Nemer                                   Reid Walker
(703) 375-1245                                           (703) 375-1103
harringtonk@psi.com                                      rwalker@psi.com
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         PSINET ANNOUNCES $1.2 BILLION RULE 144A OFFERING


         HERNDON, VA -- JULY 16, 1999 -- PSINET INC. (NASDAQ: PSIX) today announced that it has sold $1.2 billion aggregate principal amount of 11% Senior Notes due 2009, consisting of $1.05 billion aggregate principal amount of 11% Senior Notes due 2009 and Euro 150 million 11% Senior Notes due 2009, in accordance with Securities and Exchange Commission Rule 144A. The net proceeds of the offering are expected to be used to finance capital expenditures including the acquisition of additional telecommunications bandwidth, related facilities, and equipment; the construction of Internet data centers; corporate acquisitions and general corporate purposes. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from registration requirements.

         Headquartered in Herndon, VA, PSINet is a global facilities-based Internet Protocol (IP) data communications carrier focused on the business marketplace. As the first and largest independent commercial Internet service provider in the world, PSINet offers a broad set of high-speed corporate LAN connectivity services supporting managed security and guaranteed Internet, Intranet, electronic commerce, Web hosting services, and services for other carriers and ISPs. PSINet operates an international state-of-the-art frame relay and ATM-based, IP-optimized network consisting of more than 535 POPs around the world serving primary markets in Argentina, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Mexico, the Netherlands, Republic of Korea, Switzerland, the United States and the United Kingdom.

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